Exhibit 99.1

News Release I For Immediate Release

FactSet Announces New Executive Vice President, Global Head of Sales and Client Solutions

NORWALK, Conn., Thursday, May 4, 2017 – FactSet (NYSE:FDS | NASDAQ:FDS), a global provider of integrated financial information, analytical applications and industry-leading services announced today that John W. Wiseman was named Executive Vice President, Global Head of Sales and Client Solutions. In this role, Mr. Wiseman will report directly to FactSet’s CEO Phil Snow and will be responsible for all global sales and client service activities for FactSet.

Mr. Wiseman has over 25 years of sales and sales management experience, and has been a leader in FactSet’s sales organization since he joined the Company in 2004. In his most recent role as SVP, Global Head of Strategic Partnerships & Alliances, Mr. Wiseman has been a senior member of FactSet’s global sales team, delivering strong growth in a number of markets worldwide. He has been instrumental in establishing enterprise client relationships and closing large and complex deals, including FactSet’s strategic alliance with QUICK Corp., the leading vendor of integrated information in Japan.

Prior to joining FactSet in 2004, Mr. Wiseman was a highly accomplished global executive with Bear Stearns and Instinet. In his role as Senior Managing Director at Bear Stearns he ran the day-to-day operations of its Institutional Direct brokerage implementing global sales and marketing. In addition to driving sales, Mr. Wiseman is a proven leader with a successful track record of delivering results and developing and promoting talent in his organizations.

“There is a growing opportunity with our existing clients as we broaden our suite of offerings across different workflows and asset classes,” explained FactSet CEO Phil Snow. “John’s deep knowledge of our product suite, his proven leadership in FactSet’s sales organization, and his demonstrated success delivering revenue make him a fantastic leader to continue to drive FactSet’s growth.”

Mr. Wiseman said, “I am excited to take on this role of as the Global Head of Sales and Client Solutions at FactSet. I look forward to leading our remarkably dedicated and committed team to further helping our clients solve their challenges with our best-in-class products and workflow solutions.”

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 85,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

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